SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                 of the Securities Exchange Act of 1934



Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[ X ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                               RadiSys Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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       and 0-11

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       how it was determined.

[   ]  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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

                               RADISYS CORPORATION

                    Notice of Annual Meeting of Shareholders
                             to be Held May 20, 1997

To the Shareholders of RadiSys Corporation:

The Annual Meeting of Shareholders of RadiSys Corporation, an Oregon corporation (the "Company"), will be held at the Company's headquarters, 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon, on May 20, 1997 at 8:30 a.m. for the following purposes:

     1. To elect six directors, each to serve until the next Annual Meeting of Shareholders or until a successor has been elected and qualified;

     2. To vote on an amendment to the Company's Second Restated Articles of Incorporation to increase the authorized shares of Common Stock from 15,000,000 to 50,000,000.

     3. To vote on an amendment to the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the plan from 1,000,000 to 1,500,000.

     4. To transact any other business as may properly come before the meeting or any adjournment or thereof.

Only shareholders of record at the close of business on March 28, 1997, are entitled to notice of and to vote at the meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

A list of shareholders of the Company will be available for inspection by the shareholders commencing April 22, 1997, at the corporate headquarters of the Company, 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon.

By Order of the Board of Directors,




Brian V. Turner
Chief Financial Officer
and Vice President of
Finance and Administration


April 11, 1997
Hillsboro, Oregon


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR STOCK WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               RADISYS CORPORATION


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


                     SOLICITATION AND REVOCABILITY OF PROXY

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RadiSys Corporation, an Oregon corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held at the Company's headquarters, 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon, on May 20, 1997 at 8:30 a.m. and for the purposes set forth in the accompanying Notice of Annual Meeting. All proxies in the enclosed form that are properly executed and received by the Company prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournments thereof in accordance with the instructions thereon. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to RadiSys Corporation, 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Annual Meeting. For purposes of proposals other than the election of directors, abstentions are counted as no votes and broker non-votes are not counted for any purpose in determining whether a proposal is approved.

     The mailing address of the principal executive offices of the Company is 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon 97124. This Proxy Statement and the accompanying Notice of Annual Meeting and the Proxy Card are first being mailed to the Shareholders on or about April 11, 1997.

     The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegram. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

     The Company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Secretary, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

PROPOSAL 1:             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of six directors who are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: Dr. Glenford J. Myers, James F. Dalton, Richard J. Faubert, C. Scott Gibson, Dr. William W. Lattin and Jean-Claude Peterschmitt.

     If any nominee is unable to stand for election, the persons named in the proxy will vote the same for a substitute nominee. If no instructions are given, proxies will be voted for the election of the six nominees named below. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for reelection. If any nominee is not available as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for such other candidate or candidates as are nominated by the Board of Directors, in accordance with the authority conferred in the proxy. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are accounted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee.

     Set forth below is the name, position with the Company, principal occupation and age of each of the nominees for director of the Company. Certain of the information about each of the nominees is described below and in "Security Ownership of Certain Beneficial Owners and Management." There are no family relationships among the directors and executive officers of the Company.

          Name                Age    Position with the Company
          ----                ---    -------------------------

Dr. Glenford J. Myers         50     Chairman of the Board,
                                     President and Chief Executive Officer
James F. Dalton               38     Director
Richard J. Faubert            48     Director
C. Scott Gibson               44     Director
Dr. William W. Lattin         55     Director
Jean-Claude Peterschmitt      63     Director


     Dr. Glenford J. Myers co-founded the Company in March 1987 and has served as the Company's Chairman of the Board, President and Chief Executive Officer since that time. From 1981 to 1987, he held various management positions with Intel Corporation ("Intel"), including Manager of Microprocessor Product Line Architecture and Manager of the Microprocessor Strategic Business Segment. While at Intel, Dr. Myers had primary management responsibility for the feasibility and design of Intel's 386 and 80960 microprocessor chips, both of which became industry standards in their respective application areas. From 1968 to 1981, Dr. Myers held various engineering and management positions with IBM. Dr. Myers holds a Ph.D. from the Polytechnic Institute of New York, M.S. from Syracuse University and B.S.E.E. from Clarkson College.

     James F. Dalton has served as a Director and member of the Audit Committee since December 1993. Since April 1989, Mr. Dalton has been employed by Tektronix, Inc. ("Tektronix"), an electronics manufacturing company. He presently serves as Tektronix' Vice President and General Counsel. Prior to that, he served as Tektronix' Director of Corporate Development. Additionally, Mr. Dalton serves as a director and Vice President of Tektronix Development Company ("Tektronix Development").

     Richard J. Faubert has served as a Director since June 1993 and a member of the Compensation Committee since December 1993. From 1986 through 1992, Mr. Faubert served as Vice President of Product Development of GenRad, Inc. Since that time, Mr. Faubert has been employed by Tektronix, first as General Manager of its Instruments Business Unit and most recently as Vice President and General Manager of the Television and Communications Test Business Unit, Measurement Business Division.

     C. Scott Gibson has served as a Director since June 1993 and as a member of the Compensation Committee since January 1995. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a producer of high performance symmetric multiprocessing computer systems and parallel-enabled software. Since August 1992, Mr. Gibson has served as the Chairman of the Board for Adaptive Solutions, Inc. Mr. Gibson also serves on the boards of several other companies, including Inference Corporation, Triquint Semiconductor, Inc., Integrated Measurement Systems, Inc. and Health Systems Technologies, Inc.

     Dr. William W. Lattin has served as a Director since September 1987 and Chair of the Compensation Committee since July 1993. From September 1986 through February 1994, Dr. Lattin served as President and Chief Executive Officer of Logic Modeling Corp. From February 1994 through October 1994, he was employed by Synopsys, Inc., a maker of high-level design automation products, as President of the Logic Modeling Group until his appointment in October 1994 to Executive Vice President, in which capacity he presently serves. From 1975 to 1986, Dr. Lattin held various engineering and management positions with Intel, the most recent being Corporate Vice President and General Manager of Intel's Systems Group. Dr. Lattin also serves as a director of EasyStreet Online Services, Inc. Dr. Lattin holds a Ph.D. from Arizona State University and M.S.E.E. and B.S.E.E. from the University of California-Berkeley.

     Jean-Claude Peterschmitt has served as a Director since July 1996. From 1967 to 1987, Mr. Peterschmitt served in various capacities with Digital Equipment Corporation, a corporate information systems supplier, most recently as General Manager, Vice President, Europe and Chairman of the European Board of Directors. Prior to that time, Mr. Peterschmitt was a member of Arthur D. Little's European Operations Research Group. He currently serves on the supervisory boards of Euroventures B.V., and association of European venture funds, Cabinet Benoit, a French consulting firm, as well as on a number of advisory boards such as the European Advisory Board of Sybase, Inc., a database and client-server software producer, Health on the Net Foundation and ACE Technology Fund. Mr. Peterschmitt received an engineering degree from Eidgenossiche Technische

Hochschule (Zurich) and an M.S. degree from the MIT Sloan School of Business.

Board Committees and Meetings

     The Board of Directors met nine times during the fiscal year ended December 31, 1996. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and the committees of which the director was a member, except for Messrs. Faubert and Peterschmitt.

     The Company maintains an Audit Committee comprised of C. Scott Gibson and James Dalton. The Audit Committee oversees actions taken by the Company's independent auditors. The Audit Committee met two times in the fiscal year ended December 31, 1996 and each member attended at least 75 percent of the meetings.

     The Company maintains a Compensation Committee comprised of William W. Lattin, Richard J. Faubert and C. Scott Gibson. None of the members of the Compensation Committee are current or former officers or employees of the Company. The Compensation Committee reviews and determines the compensation of the Company's executive officers. Additionally, the Compensation Committee makes grants to executive officers under the Company's 1995 Stock Incentive Plan. See "Description of 1995 Stock Incentive Plan". The Compensation Committee met five times in the fiscal year ended December 31, 1996, and each member attended at least 75 percent of the meetings.


Director Compensation

     Directors do not receive any fees for serving on the Company's Board of Directors or any committee thereof but are reimbursed for reasonable expenses incurred in attending meetings. The 1995 Stock Incentive Plan provides that each individual who becomes a non-employee director of the Company after August 7, 1995 is automatically granted, on the date the individual joins the Board of Directors, a non-statutory option to purchase 15,000 shares of the Company's Common Stock. In addition, each non-employee director of the Company is automatically granted an annual, non-statutory option to purchase 5,000 shares of the Company's Common Stock on the date of the Company's Annual Meeting of Shareholders. No such grants are made, however, if the non-employee director's employer prohibits the non-employee director from receiving such options. The exercise price of options automatically granted to non-employee directors is the fair market value of the Common Stock on the date of grant. The Company's 1995 Stock Incentive Plan authorizes the Company to grant non-statutory stock options to non-employee directors. Pursuant to the terms of the 1995 Stock Incentive Plan, Mr. Gibson, Dr. Lattin and Mr. Peterschmitt each received a non-statutory stock option in 1996 to purchase 5,000, 5,000, and 15,000 shares of Common Stock of the Company for their services as directors of the Company, respectively.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting is March 28, 1997. At the close of business on March 28, 1997, ____________ shares of Common Stock of the Company were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock of the Company is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 28, 1997 by (i) persons known to the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.


                                         Shares Beneficially       Percentage of
          Name                                         Owned        Common Stock
          ----                           -------------------       -------------
Dr. Glenford J. Myers (1)                            230,087                3.1%
John D. Watkins (2)                                   56,735                   *
Stephen J. Verleye (3)                                29,206                   *
Brian V. Turner (4)                                   13,815                   *
Dr. William W. Lattin (5)                             41,844                   *
James F. Dalton (6)                                      200                   *
Richard J. Faubert (6)                                     0                   *
C. Scott Gibson (7)                                   18,637                   *
Jean-Claude Peterschmitt                                   0                   *
David L. Budde (8)                                   328,791                4.4%
Intel Corporation (9)
 2200 Mission College Blvd.
 Santa Clara, CA  95052                            1,600,000               20.8%
Tektronix Development Co.
 PO Box 1000
 Wilsonville, OR 97070                               915,651               12.4%
American Century Companies, Inc. (10)
 4500 Main Street, P.O. Box 418210
 Kansas City, MO  64141                              592,400                8.0%
Duncan Hurst Capital Management (11)
 4365 Executive Drive, Suite 1520
 San Diego, CA  92121                                421,260                5.7%
All directors and  officers as a group
(11 persons) (11)                                    879,048               11.7%

     *  Less than 1%

(1) Excludes options to purchase 85,000 shares of Common Stock not exercisable within 60 days after March 28, 1997. Includes 800 shares of Common Stock held by Dr. Myers' minor child.

                                       6

(2) Includes options to purchase 7,000 shares of Common Stock exercisable within 60 days after March 28, 1997. Excludes options to purchase 50,121 shares of Common Stock not exercisable within 60 days after March 28, 1997.

(3) Excludes options to purchase 40,000 shares of Common Stock not exercisable within 60 days after that date.

(4) Includes options to purchase 10,000 shares of Common Stock exercisable within 60 days after March 28, 1997. Excludes options to purchase 35,000 shares of Common Stock not exercisable within 60 days after March 28, 1997.

(5) Includes options to purchase 14,092 shares of Common Stock exercisable within 60 days after March 28, 1997.

(6) Excludes shares held by Tektronix Development, a wholly owned subsidiary of Tektronix. Mr. Dalton is a director and Vice President of Tektronix
     Development and serves as Tektronix' Vice President and General Counsel.
     Mr. Faubert is Vice President and General Manager of the Television and
     Communications Test Business Unit, Measurement Business Division of
     Tektronix.

(7) Includes options to purchase 5,000 shares of Common Stock not exercisable within 60 days after March 28, 1997

(8) Excludes options to purchase 10,000 shares of Common Stock that were terminated effective with Mr. Budde's retirement on January 31, 1997.

(9) Includes warrants to purchase 300,000 shares of Common Stock exercisable within 60 days after March 28, 1997.

(10) Based solely on information reported as of December 31, 1996 in a Schedule
     13G filed by the shareholder.

(11) Includes options to purchase 52,758 shares of Common Stock exercisable within 60 days after March 28, 1997. Excludes options to purchase 318,455 shares of Common Stock not exercisable within 60 days after March 28, 1997.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth, for certain executive management, information concerning compensation paid or accrued for services to the Company in all capacities for each of the last two fiscal years.


Summary Compensation Table

                                            Annual Compensation                 Shares
   Name and                         ------------------------------------    Underlying
Principal Position                  Year          Salary        Bonus(1)       Options
------------------                  ----          ------        --------    ----------
Glenford J. Myers                   1996        $169,375         $24,400        35,000
Chairman of the Board,              1995        $154,708         $32,250        50,000
President and Chief                 1994        $146,708         $52,016
Executive Officer

John D. Watkins                     1996        $134,289         $12,200        20,000
Executive Vice                      1995        $139,798         $17,635        45,182
President, World                    1994        $102,875         $36,366
Wide Sales

David L. Budde                      1996        $131,217         $12,200        10,000
Vice President,                     1995        $126,896         $18,768
Engineering                         1994        $123,479         $40,490
Secretary
& Director

Stephen J. Verleye                  1996        $124,967         $ 9,150        20,000
Vice President and                  1995        $124,241         $16,813        20,000
General Manager SPD                 1994        $114,583         $26,780

Brian V. Turner                     1996        $117,917         $ 4,880        15,000
Chief Financial Officer             1995         $24,167                        30,000
and Vice President of
Finance and
Administration

(1)  Represents amounts paid under the Incentive Compensation Plan. See
     "Compensation Committee Report on Executive Compensation - Incentive
     Compensation Plan".

Stock Option Grants in Fiscal 1996. The following table sets forth information concerning individual grants of stock options made by the Company during fiscal 1996 to each of the executive officers of the Company named in the Summary Compensation Table.

                                           Percent of                                 Potential Realizable Value
                            Number of           Total                                 at Assumed Annual Rates of
                               Shares         Options                                   Stock Price Appreciation
                           Underlying      Granted to       Exercise                           for Option Term(4)
                              Options    Employees in      Price Per  Expiration   -----------------------------
       Name                 Granted(1)  Fiscal Year(2)         Share     Date(3)             5%              10%
--------------------  ----------------  --------------  ------------  ----------   -----------------------------
Glenford J. Myers              35,000        6.8%             $57.88    11/1/2002      $559,691       $1,236,771
John D. Watkins                20,000        3.9%             $57.88    11/1/2003       319,824          706,726
David L. Budde (5)             10,000        1.9%             $57.88    11/1/2002       159,912          353,363
Stephen J. Verleye             20,000        3.9%             $57.88    11/1/2002       319,824          706,726
Brian V. Turner                15,000        2.9%             $57.88    11/1/2002       239,868          530,045

(1)  All option grants were made pursuant to the Company's 1995 Stock Incentive
     Plan.

(2) In fiscal 1996, the Company granted options for a total of 515,052 shares of Common Stock under the 1995 Stock Incentive Plan and this number was used in calculating the percentages set forth in this column.

(3) Options expire prior to this date (i) if the optionee's employment is terminated for any reason (other than death or disability), in which case options vested but unexercised at the date of termination may be exercised within 30 days after the date of termination, or (ii) if employment terminates because of death or disability, in which case options vested but unexercised at the date of termination may be exercised within 12 months after the date of termination. If employment (or service as a director, as applicable) is terminated by death of the optionee, the option generally may be exercised by persons to whom the optionee's rights pass by will or the laws of descent or distribution. Remaining vested but unexercised options terminate at the end of the earliest of the above described periods, as applicable. The options granted to Mr. Watkins are not exercisable until November 1, 2000, and are fully exercisable thereafter.
     The options granted to the other optionees are not exercisable until November 1, 1999, and are fully exercisable thereafter.

(4) In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(5) Mr. Budde retired on January 31, 1997, at which time these options were terminated.

Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during fiscal 1996 by each of the executive officers of the Company named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

                 Aggregated Option Exercises in Fiscal Year 1996
                        and Fiscal Year-End Option Values

                      Number of
                         Shares                     Number of Unexercised Options     Value of Unexercised In-the-Money
                       Acquired                              at December 31, 1996          Options at December 31, 1996
                             on        Value   ----------------------------------  ------------------------------------
         Name          Exercise   Realized(1)       Exercisable     Unexercisable        Exercisable      Unexercisable
--------------------  --------- -------------  ----------------------------------  ------------------------------------
Glenford J. Myers             0             0                  0           85,000                  0         $1,750,000
John D. Watkins           2,000       $99,500             13,061           50,121           $140,000           $501,805
Stephen J. Verleye            0             0             27,273           40,000         $1,182,557           $700,000
Brian V. Turner               0             0             10,000           35,000           $350,000           $700,000
David L. Budde                0             0                  0           10,000                  0                  0

(1) Options are "in-the-money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 1996 based on the last sale price of $46.00 per share of the Company's Common
     Stock on that date (as reported on the Nasdaq National Market) and the exercise price of the options, multiplied by the applicable number of options.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION<F1>

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors and, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee is also responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies, including the authorization of option grants to executive officers.

The Company's objectives for executive compensation are to (i) attract and retain key executives important to the long term success of the Company; (ii)

--------------
<F1>  This Section is not "soliciting material," is not deemed "filed" with the
Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

reward executives for performance and enhancement of shareholder value; and
(iii) align the interests of the executive officer with the success of the Company by basing a portion of the compensation upon corporate performance.

Total compensation levels for the Company's executive officers are set relative to similar companies in the electronics industry. In determining salaries, the Company also takes into account individual experience, job responsibilities, and individual performance.

Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual bonus, and long term incentive compensation in the form of stock options. Compensation based upon sales is also part of the compensation program for certain executive officers with sales responsibility.

Stock Options. The Company's stock option program is intended as a long term incentive plan for executives, managers and other employees within the company. The objectives of the program are to align employee and shareholder long term interests by creating a strong and direct link between compensation and shareholder value. The Company's 1995 Stock Incentive Plan provides for the award of incentive stock options to selected employees and the award of nonqualified stock options, restricted stock, stock appreciation rights, bonus rights and other incentive grants to selected directors, employees, independent contractors and consultants.

In fiscal 1996, the Board of Directors made the following option grants under the 1995 Stock Incentive Plan to executive officers: Dr. Glenford J. Myers - 35,000 options, David L. Budde - 10,000 options, Ronald A. Dilbeck - 70,000 options, John D. Watkins - 20,000 options, Stephen J. Verleye - 20,000 options, Robert A. Patterson - 10,0000 options, John Sonneborn - 45,000 options and Brian
V. Turner - 15,000 options. With the exception of options granted to Messrs. Dilbeck and Sonneborn upon their initial employment, which vest in equal portions over three years from the grant date, options granted vest upon the third anniversary of the date of grant.

Incentive Compensation Plan. In 1996, the Company maintained an Executive Officers Incentive Compensation Plan and an Incentive Compensation Plan (the "Compensation Plans") pursuant to which all employees of the Company in good standing for one pay period following the plan period are eligible to receive incentive compensation if certain six-month operational income and other Company goals are achieved. At its discretion, the Board of Directors, which administers the Compensation Plan, may reduce the incentive compensation to be paid pursuant to the Compensation Plan to executive officers of the Company.

Chief Executive Officer Compensation. The Committee determined the Chief Executive Officer compensation for 1996 based upon a number of factors and criteria. The Chief Executive Officer's base salary was determined based upon a review of the salaries of chief executive officers for similar companies of comparable size and complexity and upon a review by the Committee of the Chief Executive Officer's performance. The Chief Executive Officer received a bonus for 1996 based on the achievement by the Company of the performance objectives for the year established under the Company Compensation Plan and his individual performance as evaluated by the Committee.

During 1996 the Chief Executive Officer was granted an option to purchase 35,000 shares of the Company's Common Stock. This option is part of an ongoing program to provide Dr. Myers with significant ongoing incentives to remain with the Company and to further align his long-term interests with shareholder interests. The number of shares granted in 1996 was based on a subjective determination of the number of shares needed in 1996 as part of this long-term program.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Many of the options granted under the Company's 1995 Stock Incentive Plan have been Incentive Stock Options. The Company receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, the $1,000,000 cap on deductibility applies to compensation recognized by an optionee upon such an early disposition, as well as compensation recognized upon the exercise of a Nonstatutory Stock Option, unless the option meets certain requirements. It is the Company's policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible. The Committee believes that the grant of Incentive Stock Options, despite the general nondeductibility, benefits the Company by encouraging the long-term ownership of Company stock by officers and other employees.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of directors William W. Lattin, Richard J. Faubert and C. Scott Gibson. Mr. Faubert is the Vice-President and General Manager of the Television and Communications Test Business Unit, Measurement Business Division of Tektronix. Tektronix beneficially owns approximately 11.5 percent of the Company's outstanding Common Stock. The Company and Tektronix are parties to multiple design agreements pursuant to which the Company agrees to design and develop certain products as specified and required by Tektronix. Sales to Tektronix accounted for approximately 2 percent of the Company's revenues in 1996.

                                       William W. Lattin
                                       Richard J. Faubert
                                       C. Scott Gibson

                     COMPARISON OF CUMULATIVE TOTAL RETURN<F2>

     The following graph sets forth the Company's total cumulative shareholder return as compared to the Standard and Poor's 500 Composite Index and the Hambrecht and Quist Computer Hardware Sector Index for the period October 20, 1995 (the date of the Company's initial public offering) through December 31, 1996. Total shareholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard and Poor's 500 Composite Index and the stocks represented in the Hambrecht and Quist Computer Hardware Sector Index, respectively. Total return also assumes reinvestment of dividends; the Company has never paid dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

[Graphic line chart depicting performance:

                          TOTAL RETURN TO STOCKHOLDERS
                     (Assumes $100 investment on 10/20/95)

Total Return Analysis

                         10/20/95     10/30/95     11/29/95     12/29/95      6/28/96     12/31/96
                         --------     --------     --------     --------     --------     --------
Radisys Corporation      $    100     $     78     $     83     $     78     $    227     $    325
H&Q Computer Hardware    $    100     $    110     $    108     $    104     $    110     $    138
S&P 500                  $    100     $     99     $    103     $    105     $    116     $    130

Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from
Bloomberg Financial Markets]

--------------
<F2>  This Section is not "soliciting material," is not deemed "filed" with the
Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's 1995 Stock Incentive Plan permitted the Company to grant non-statutory stock options to non-employees who provided important services to the Company. As compensation for their services rendered as directors of the Company, the Company granted under the 1995 Stock Incentive Plan non-statutory stock options to purchase an aggregate of 5,000, 5,000, and 15,000 shares of the Company's Common Stock to Mr. Gibson, Dr. Lattin, and Mr. Peterschmitt, respectively. In addition, the Company has entered into a consulting arrangement with Mr. Gibson pursuant to which the Company pays Mr. Gibson $20,000 per year.

     The Company and Tektronix are parties to multiple Design Agreements pursuant to which the Company agrees to design and develop certain products as specified and required by Tektronix. Tektronix beneficially owns approximately
11.5 percent of the Company's outstanding Common Stock and is affiliated with two of the Company's directors, Messrs. Dalton and Faubert. Sales to Tektronix accounted for approximately 2 percent of the Company's revenues in 1996.

     A key supplier of components to the Company, Merix Corporation ("Merix"), is the former circuit board division of Tektronix. The Company purchased approximately $870,000 of components from Merix in 1996. As of December 31, 1996, Tektronix holds approximately 35 percent of the outstanding common stock of Merix. Management believes that the terms on which the Company purchases components from Merix are no less favorable to the Company than could have been obtained in an arm's-length transaction with an unaffiliated third party.

     The Company and Intel are parties to multiple Design Agreements pursuant to which the Company agrees to design and develop certain products as specified and required by Intel. Sales to Intel accounted for less than one percent of the Company's revenues in 1996. Additionally, Intel is a key supplier of components to the Company. The Company purchased approximately $11 million of components from Intel in 1996. Intel beneficially owns approximately 20.5 percent of the Company's outstanding Common Stock.

PROPOSAL 2: AMENDMENT TO THE SECOND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 15,000,000 TO 50,000,000

     As of March 28, 1997, the Company had 15,000,000 shares of Common Stock authorized and ____ shares of Common Stock issued and outstanding, and 10,000,000 shares of Preferred Stock authorized and no shares of Preferred Stock issued and outstanding. The Board of Directors believes additional shares of Common Stock need to be authorized to provide the Company with flexibility in future capital financings, in potential acquisition financing structures and in potential stock dividends. Accordingly, on March 18, 1997, the Board of Directors approved an amendment to the Second Restated Articles of Incorporation to increase the number of authorized shares of Common stock from 15,000,000 to 50,000,000. Pursuant to the amendment, Article IV(A) of the Second Restated Articles of Incorporation of the Company would be amended and restated to read in its entirety as follows:

          "A. The aggregate number of shares which the Corporation shall have authority to issue shall consist of 50,000,000 shares of common stock, without par value (`Common Stock'), and 10,000,000 shares of preferred stock, par value $.01 per share (`Preferred Stock')."

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock the Company now has authorized. Holders of Common Stock do not have preemptive rights to subscribe for additional securities (if any) which may be issued by the Company.

     The Board recommends that the amendment to the Second Restated Articles of Incorporation increasing the number of authorized shares be approved. If a quorum is present at the Annual meeting, the amendment to the Second Restated Articles of Incorporation will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Second Restated Articles of Incorporation.

PROPOSAL 3: AMENDMENT TO THE 1995 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT MAY BE ISSUED PURSUANT TO THE PLAN FROM 1,000,000 TO 1,500,000

     The 1995 Stock Incentive Plan of the Company (the "Plan") provides for the award of incentive stock options to selected officers and employees and the award of non-qualified stock options, stock appreciation rights, bonus rights and other incentive grants to selected employees, officers and directors of the Company and its subsidiaries and selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors. The Board of Directors believes the availability of stock incentives under the Plan is an important factor in the Company's ability to attract and retain experienced and competent employees and directors and to provide an incentive for them to exert their best efforts on behalf of the Company. As of March 28, 1997, out of a total of 1,000,000 shares reserved for issuance under the Plan, no shares had been issued and 560,470 shares were subject to options previously granted, leaving 439,530 shares available for issuance under the Plan. The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees and others. Accordingly, on March 18, 1997, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 1,000,000 shares for the Plan, thereby increasing the total number of shares of the Company's Common Stock reserved for issuance under the Plan from 1,000,000 to 1,500,000. In addition, shareholder approval of this Proposal 3 will constitute a reapproval of the per-employee limits on grants of options and stock appreciation rights under the Plan of 200,000 shares for a new hire and otherwise 50,000 shares annually. The reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Tax Consequences."

     Certain provisions of the Plan are described below.

     Eligibility. All employees, officers and directors of the Company are eligible to participate in the Plan. Also eligible are nonemployee consultants and advisors to the Company.

     Administration. The Plan is administered by the Board of Directors, which designates from time to time the individuals, except executive officers, to whom awards are made under the Plan, the amount of any such award and the price and other terms and conditions of any such award. However, the Board has delegated to Dr. Myers the authority to grant an incentive stock option to purchase up to 2,500 shares to each new employee upon hiring on the same terms regarding vesting and other matters as options that are commonly granted to other employees. The Compensation Committee makes grants to executive officers under the Plan. Subject to the provisions of the Plan, the Board may adopt and amend rules and regulations relating to the administration of the Plan. Only the Board of Directors may amend, modify or terminate the Plan.

     Shares Available. A total of 1,000,000 shares of Common Stock were reserved for issuance under the 1995 Plan. As of December 31, 1996, options to purchase a total of 560,470 shares had been granted under the Plan, leaving 439,530 shares available for future grants. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is canceled, or if shares sold or awarded as a bonus are forfeited to the Company or are repurchased by the Company, the shares again become available for issuance under the Plan.

     Term of the Plan. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time.

     Stock Options. The Compensation Committee determines the executive officers, and, except for the authority delegated to Dr. Myers as described above, the Board of Directors determines other persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the times at which options may be exercised and whether the option is an Incentive Stock Option ("ISO"), as defined in Section 422 of the Code or an option other than an ISO (a "Non-Statutory Stock Option" or "NSO"). If the option is an ISO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10% of the combined voting power of the Company, the option price may not be less than 110% of the fair market value of the Common Stock on the date of grant. If the option is an NSO, the option price may be any price determined by the Board. No ISO may be granted on or after the tenth anniversary of the date the Plan was adopted by the Board of Directors. The aggregate fair market value, on the date of the grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. No monetary consideration is paid to the Company upon the granting of options. On December 31, 1996, the last sale price of the Common Stock on the Nasdaq National Market System was $46.00 per share.

     Options granted under the Plan generally continue in effect for the period fixed by the Board, except that ISOs are not exercisable after the expiration of 10 years from the date of grant or five years in the case of

10% shareholders. Options are exercisable in accordance with the terms of an options agreement entered into at the time of grant and, except as otherwise determined by the Board with respect to a NSO granted to a person who is neither an officer or a director of the Company, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by or in the service of the Company or a subsidiary or within 12 months following termination of employment by reason of death or disability or 30 days following termination for any other reason. The Plan provides that the Board may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash which may be the proceeds of a loan from the Company or, with the consent of the Board, in whole or in part, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits, in promissory notes, or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

     Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted under the Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of fair market value on the date of exercise of a share of Common Stock of the Company over its fair market value on the date of the grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates.

     A SAR is exercisable only at the time or times established by the Board. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Unless otherwise determined by the Committee, no SAR granted to an officer or director can be exercised during the first six months after the date of grant. Payment by the Company upon exercise of a SAR may be made in Common Stock of the Company valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board. The Board may withdraw any SAR granted under the Plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the Plan.

     The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the Common Stock of the Company over the exercise price of shares subject to exercisable SARs or bonus rights.

     Stock Bonus Awards. The Board may award Common Stock of the Company as a stock bonus under the Plan. The Board may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board at the time the stock is awarded.

     Restricted Stock. The Plan provides that the Company may issue restricted stock in amounts, for consideration, subject to restrictions and on terms the Board determines.

     Cash Bonus Rights. The Board may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Board but may in no event exceed 75%. Bonus rights granted in connection with stock bonuses or restricted stock purchases entitle the recipient to a cash bonus, in an amount determined by the Board, when the stock is awarded or purchased or any restrictions to which the stock is subject lapse. No bonus rights have been granted under the Plan.

     Performance Units. The Board may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves goals established by the Board over a designated period of time, but in any event not more than 10 years. Payment of an award earned may be in cash or stock or both, and may be made when earned, or vested and deferred, as the Board determines. No performance units have been granted under the Plan.

     Changes in Capital Structure. The Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board in the number and kind of shares available for awards under the Plan. In addition, the Board will make appropriate adjustments in outstanding options and SARs. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of the foregoing treatment for options and SARs, the Board may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and SARs in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and SARs shall immediately terminate.

     Stock Option Grants to Non-Employee Directors. Pursuant to the terms of the Plan, each individual who becomes a non-employee director of the Company after August 7, 1995, is automatically granted, on the date the individual joins the Board of Directors, a non-statutory option to purchase 15,000 shares of Common Stock. In addition, each non-employee director of the Company automatically is granted an annual, non-statutory option to purchase 5,000 shares of Common Stock. No such grants are made, however, if the non-employee director's employer prohibits the non-employee director from receiving such options.

     Tax Consequences. Certain options authorized to be granted under the Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, an optionee will recognize no income upon grant or exercise of an ISO. However, the amount by which the fair market value exceeds the exercise price is included in the optionee's alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum, tax. If an optionee holds shares acquired upon exercise of an ISO until the later of two years following the date of grant or one year following the date of exercise (the "holding period"), and if the optionee has been employed by the Company (or any parent or subsidiary of the Company) at all times from the date of grant to the date three months before exercise, then any gain realized upon subsequent disposition of the shares will be long-term capital gain and any loss will be long-term capital loss. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of the holding period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent of the lesser of (1) the excess of the fair market value of the shares on the exercise date over the exercise price, or (2) the excess of the fair market value of the shares on the date of disposition over the optionee's adjusted basis in the shares on the date of disposition. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the time of exercise of an ISO. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

     Certain options authorized to be granted under the Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NSO until the option is exercised. When the NSO is exercised, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the adjusted basis of the shares, which generally is equal to the fair market value of the shares on the date of exercise will be taxable.

     Under federal income tax law currently in effect, no income is realized by the grantee of an SAR until the SAR is exercised. At the time the SAR is exercised, the grantee will realize ordinary compensation income, and the Company generally will be entitled to a deduction, in the amount equal to the fair market value of the shares or cash received. The Company is required to withhold on the income amount.

     An employee who receives stock in connection with the performance of services generally will realize taxable income at the time of receipt of the stock if either the shares are "substantially vested" for purposes of Section 83 of the Code or the employee elects under Section 83(b) of the Code within 30 days after the original transfer to include in gross income the excess of the fair market value of the shares at the time of transfer over the amount paid for the shares. If the shares are not substantially vested at the time of receipt and no Section 83(b) election is made, the employee will realize taxable income in each year in which a portion of the shares substantially vest. The Company generally will be entitled to a deduction in the amount includible as income by the employee at the same time or times as the employee recognizes income with respect to the shares. A participant who receives a cash bonus right under the Plan generally will recognize income equal to the amount of any cash bonus paid at the time of receipt of the bonus, and the Company generally will be entitled to a deduction equal to the income recognized by the participant. The Company is required to withhold on the income amount.

     Section 162(m) of the Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any taxable year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1 million limit if the option or SAR and the plan meet certain requirements. One such requirement is shareholder approval at least once every fife years of per-employee limits on the number of shares as to which options or SARs may be granted. Approval of this Proposal 3 will constitute reapproval of the per-employee limits under the Plan previously approved by the shareholders. Other requirements are that the option or SAR be granted by a committee composed solely of two or more outside directors and that the exercise price of the option or SAR be not less than the fair market value of the stock subject to the option or SAR on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options or SARs granted under the Plan in compliance with the above requirements will continue to be exempt from the $1 million deduction limit.

     Recommendation by the Board of Directors. The Board of Directors recommends that the proposed amendment to the Plan be approved. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the matter is required to approve this Proposal 3. The affirmative vote of the holders of a majority at the Annual Meeting of the shares of Common Stock present and entitled to vote on the matter is required to approve this Proposal
3. Abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal 3. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Plan.


                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. Based solely on a review of the copies of the reports received by the Company and on written representations of certain reporting persons, the Company believes that during fiscal 1996, all persons required to report under Section 16(a) of the Securities Exchange Act of 1934 filed timely reports.

                             INDEPENDENT ACCOUNTANTS

     The representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.


                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company's 1998 Annual Meeting of Shareholders must be received in proper form by the Company at its principal office no later than December 11, 1997.


                             DISCRETIONARY AUTHORITY

     The Board of Directors of the Company is not aware of any matters other than the aforementioned matters that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED.


By Order of the Board of Directors,



Brian V. Turner
Chief Financial Officer
and Vice President of
Finance and Administration


April 11, 1997

                                                                      APPENDIX A

                               RADISYS CORPORATION

                            1995 STOCK INCENTIVE PLAN

     1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to enable RadiSys Corporation (the "Company") to attract and retain the services of
(1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected nonemployee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors of the Company or any subsidiary.

     2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 13, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 1,500,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option, stock appreciation right or performance unit shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

     3. EFFECTIVE DATE AND DURATION OF PLAN.

          (a) EFFECTIVE DATE. The Plan shall become effective as of August 7, 1995. No option, stock appreciation right or performance unit granted under the Plan to an officer who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (an "Officer") or a director, and no incentive stock option, shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options, stock appreciation rights and performance units may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

          (b) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

     4. ADMINISTRATION.

          (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

          (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company. If awards are to be made under the Plan to Officers or directors, authority for selection of Officers and directors for participation and decisions concerning the timing, pricing and amount of a grant or award, if not determined under a formula meeting the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, shall be delegated to a committee consisting of two or more disinterested directors.

     5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan:
(i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance units as provided in paragraph 11 and (viii) grant foreign qualified awards as provided in paragraph 12. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 200,000 shares of Common Stock in connection with the hiring of the employee or 50,000 shares of Common Stock in any calendar year otherwise.

     6. OPTION GRANTS.

          (a) GENERAL RULES RELATING TO OPTIONS.

               (i) Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

               (ii) Exercise of Options. Except as provided in paragraph 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv) and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option. Unless otherwise determined by the Board of Directors, if an Officer exercises an option within six months of the grant of the option, the shares acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

               (iii) Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors with respect to an option granted to a person who is neither an Officer nor a director of the Company, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

               (iv) Termination of Employment or Service.

                    (A) General Rule. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

                    (B) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a medically determinable mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

                    (C) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                    (D) Amendment of Exercise Period Applicable to Termination. The Board of Directors, at the time of grant or, with respect to an option that is not an Incentive Stock Option, at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

                    (E) Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

               (v) Purchase of Shares. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company (provided that, with respect to an Incentive Stock Option, such loan is approved at the time of option grant)) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is exercised, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the last trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made. With the consent of the Board of Directors (which, in the case of an Incentive Stock Option, shall be given only at the time of option grant), an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

          (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following additional terms and conditions:

               (i) Limitation on Amount of Grants. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under all incentive stock option plans (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

               (ii) Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value, as described in paragraph 6(b)(iv), of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

               (iii) Duration of Options. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

               (iv) Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is granted, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or, if there has been no sale on that date, on the last preceding date on which a sale occurred or such other value of the Common Stock as shall be specified by the Board of Directors.

               (v) Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

               (vi) Conversion of Incentive Stock Options. The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

          (c) NON-STATUTORY STOCK OPTIONS. Non-Statutory Stock Options shall be subject to the following terms and conditions in addition to those set forth in
Section 6(a) above:

               (i) Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

               (ii) Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

     7. STOCK BONUSES. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture, at which time all accumulated amounts shall be paid to the recipient. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. Unless otherwise determined by the Board of Directors, shares awarded as a stock bonus to an Officer may not be sold until six months after the date of the award. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

     8. RESTRICTED STOCK. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued under this paragraph 8 to an Officer may not be sold until six months after the shares are issued. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law.

With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

     9. STOCK APPRECIATION RIGHTS.

          (a) GRANT. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

          (b) EXERCISE.

               (i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

               (ii) A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) the stock appreciation rights shall be exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) the stock appreciation right shall be for no more than 100 percent of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (5) upon exercise of the option, the related stock appreciation right or portion thereof terminates. Unless otherwise determined by the Board of Directors, no stock appreciation right granted to an Officer or director may be exercised during the first six months following the date it is granted.

               (iii) The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

               (iv) For purposes of this paragraph 9, the fair market value of the Common Stock shall be determined as of the date the stock appreciation right is exercised, under the methods set forth in paragraph 6(b)(iv).

               (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

               (vi) Each stock appreciation right granted in connection with an Incentive Stock Option, and unless otherwise determined by the Board of Directors with respect to a stock appreciation right granted to a person who is neither an Officer nor a director of the Company, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder.

               (vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

               (viii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

     10. CASH BONUS RIGHTS.

          (a) GRANT. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. Unless otherwise determined by the Board of Directors with respect to a cash bonus right granted to a person who is neither an Officer nor a director of the Company, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

          (b) CASH BONUS RIGHTS IN CONNECTION WITH OPTIONS. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus, if any, shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus, if any, shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right, including a previously granted bonus right, may be changed from time to time at the sole discretion of the Board of Directors but shall in no event exceed 75 percent.

          (c) CASH BONUS RIGHTS IN CONNECTION WITH STOCK BONUS. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

          (d) CASH BONUS RIGHTS IN CONNECTION WITH STOCK PURCHASES. A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

          (e) TAXES. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

     11. PERFORMANCE UNITS. The Board of Directors may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the Board of Directors over a designated period of time, but not in any event more than 10 years. The goals established by the Board of Directors may include earnings per share, return on shareholders' equity, return on invested capital, and such other goals as may be established by the Board of Directors. In the event that the minimum performance goal established by the Board of Directors is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants. Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Board of Directors. Payment of an award earned may be in cash or in Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Board of Directors determines. Deferred awards shall earn interest on the terms and at a rate determined by the Board of Directors. Unless otherwise determined by the Board of Directors with respect to a performance unit granted to a person who is neither an Officer nor a director of the Company, each performance unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

     12. FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

     13. CHANGES IN CAPITAL STRUCTURE.

          (a) STOCK SPLITS; STOCK DIVIDENDS. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

          (b) MERGERS, REORGANIZATIONS, ETC. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

               (i) Outstanding options shall remain in effect in accordance with their terms.

               (ii) Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

               (iii) The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

          (c) DISSOLUTION OF THE COMPANY. In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 13(b)(iii).

          (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

     14. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9, 10 and 13, however, no change in an award already granted shall be made without the written consent of the holder of such award.

     15. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

     16. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     17. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

     18. OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

          (a) Initial Board Grants. Each person who becomes a Non-Employee Director after the Plan is adopted shall be automatically granted an option to purchase 15,000 shares of Common Stock when he or she becomes a Non-Employee Director, so long as such person has not previously served as a director of the Company. A "Non-Employee Director" is a director who is not an employee of the Company or any of its subsidiaries, but does not include such a director whose employer prohibits such director from receiving any grant of an option to purchase shares of Common Stock of the Company.

          (b) Additional Grants. Each Non-Employee Director shall be automatically granted an option to purchase additional shares of Common Stock in each calendar year subsequent to the year in which such Non-Employee Director was granted an option pursuant to paragraph 18(a), such option to be granted as of the date of the Company's annual meeting of shareholders held in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date. The number of shares subject to each additional grant shall be 5,000 shares for each Non-Employee Director.

          (c) Exercise Price. The exercise price of all options granted pursuant to this paragraph 18 shall be equal to 100 percent of the fair market value of the Common Stock determined pursuant to paragraph 6(b)(iv).

          (d) Term of Option. The term of each option granted pursuant to this paragraph 18 shall be 10 years from the date of grant.

          (e) Exercisability. Until an option expires or is terminated and except as provided in paragraphs 18(g) and 13, an option granted under this paragraph 18 shall be exercisable in full on the date one year following the grant of the option.

          (f) Termination As a Director. If an optionee ceases to be a director of the Company for any reason, including death, the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days (or 12 months in the event of death) after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last day the optionee served as a director.

          (g) Nontransferability. Each option by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

          (h) Exercise of Options. Options may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with paragraph 6(a)(v).

Adopted: August 7, 1995

                                      PROXY

                               RADISYS CORPORATION
                           Annual Meeting, May 20 1997

                      PROXY SOLICITED BY BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints Dr. Glenford J. Myers, James F. Dalton, Richard
C. Faubert, C. Scott Gibson, Dr. William W. Lattin, and Jean-Claude Peterschmitt, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of RadiSys Corporation (the "Company") on May 20, 1997 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

1.  Election of Directors:     [  ] FOR all nominees     [  ] WITHHOLD AUTHORITY
                                    except as marked          to vote for all
                                    to the contrary           nominees listed
                                    below.                    below.

     (Instructions: To withhold authority to vote for any individual, strike a line through the nominee's name below.)

     Dr. Glenford J. Myers, James F. Dalton, Richard C. Faubert, C. Scott
        Gibson, Dr. William W. Lattin, and Jean-Claude Peterschmitt


2. To amend the Company's Second Restated Articles of Incorporation to increase the authorized shares of Common Stock from 15,000,000 to 50,000,000.

              [  ] FOR            [  ] AGAINST            [  ] ABSTAIN

3. To amend the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the plan from 1,000,000 to 1,500,000.

              [  ] FOR            [  ] AGAINST            [  ] ABSTAIN


4. Transaction of any business that properly comes before the meeting or any adjournments thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.


                 (Continued and to be signed on the other side.)

     The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for the election of directors and for Proposal (2), above, and for Proposal
     (3), above. The proxies may vote in their discretion as to other matters that may come before this meeting.

                                    Shares:

                                    Date:_________________________________, 1997

P
R
0                                   ____________________________________________
X                                             Signature or Signatures
Y
                                    Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

                                    The Annual Meeting of Shareholders of
                                    RadiSys Corporation will be held on May 20, 1997 at 8:30 am., Pacific Daylight Time, at the corporate headquarters at 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself--the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in "street name" by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.